UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 296-5550

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 8, 2007, Montpelier Reinsurance Ltd., various financial institutions and Bank of America, N.A., as Administrative Agent entered into a Credit Agreement (the “Agreement”).The Facility provided Montpelier Reinsurance with a secured $250 million standby letter of credit.

On November 10, 2008, the parties amended the Agreement to terminate the $35 million Commitment of Lehman Bros. Bank FSB (“Lehman Bank”) without reducing the Commitments of the other Lenders (the “Amendment”). Upon effectiveness of the Amendment, the percentages of the remaining Lenders will be revised to reflect their pro rata share of a $215 Million facility and the remaining Lenders will become liable for such percentages under all of the Letters of Credit outstanding on the date the Amendment becomes effective.  To the extent that Several Letters of Credit have been issued, Bank of America will amend such Letters of Credit to delete Lehman Bank as an issuer and revise the percentages of the remaining Lenders (which amendments do not require the consent of the beneficiaries).  Should a draw be made under a Several Letter of Credit prior to the amendments being issued, if necessary, the remaining Lenders will be required to pay in accordance with the revised percentages.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment A copy of the Amendment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description of Exhibit
99.1

First Amendment Agreement to the Credit Agreement dated as of October 31, 2008, which became effective November 10, 2008, among Montpelier Reinsurance Ltd., various financial institutions and Bank of America, N.A. as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd.
(Registrant)

November 12, 2008	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1

First Amendment Agreement to the Credit Agreement dated as of October 31, 2008, which became effective November 10, 2008, among Montpelier Reinsurance Ltd., various financial institutions and Bank of America, N.A. as Administrative Agent.